ELECTRO ENERGY INC.
30 Shelter Rock Road
Danbury, Connecticut 06840
(203) 797-2699

May __, 2004
To the Holders of Electro Energy Common Stock:

Re:   Reverse Merger Lock-Up Agreement

Ladies and Gentlemen:

Electro Energy Inc. (“Electro Energy” or the “Company”) plans to enter into a reverse merger transaction (the “Reverse Merger”) with a publicly-traded company, concurrently with a private offering of a minimum of $4,500,000 of Units, each Unit consisting of one share of Series A Convertible Preferred Stock and a warrant to purchase 200 shares of Common Stock (the “Funding Transactions”). The publicly-traded company, which is called “Pubco” for purposes of this lock-up agreement, will then succeed to and operate the business of Electro Energy under the current management of Electro Energy. We currently expect to close these Funding Transactions on or around May 12, 2004. Pubco is not identified at this time due to securities regulations regarding “insider” knowledge of upcoming transactions involving publicly-traded securities.

You are, or will be at the closing of the Funding Transactions, a holder (a “Holder”) of (i) outstanding shares of common stock of Electro Energy, (ii) existing Series A Preferred Stock of Electro Energy convertible into shares of common stock, (iii) Shareholder Notes of Electro Energy which are convertible into shares of common stock, or (iv) incentive stock options to purchase shares of common stock, which, if we are successful in closing the Funding Transactions, will be exchanged for Common Stock of Pubco (or, in the case of stock options, options to purchase Pubco Common Stock) (the “Pubco Shares”) following the Funding Transactions.

It is essential to the success of the Funding Transactions that the Company and its financial advisors can give comfort to potential investors that the “after market” for the Pubco Shares will not be disrupted by a very substantial block of shares being sold in an inappropriate fashion. We have already obtained such comfort, substantially in the form provided for below, from each of our officers, directors and principal shareholders.

By signing and returning this agreement in the manner indicated below, the undersigned, ____________________________________ [Insert Name Here] hereby agrees not to, directly or indirectly, publicly sell, contract to sell or otherwise transfer any of the Pubco Shares beneficially owned by you immediately after the closing of the Funding Transactions (your “Initial Holdings”) during the first 12 months following the closing date of the Funding Transactions. From 12 months, and at each subsequent three-month interval thereafter, you may sell your Pubco Shares at a rate of the greater of (i) 12.5% of your Initial Holdings or (ii) 25,000 shares per month, subject to Pubco’s Common Stock having an average “asked” price of at least $5.00 per share for the 30 day period preceding such sale. From 12 months, and at each subsequent three- month interval thereafter, if the 30-day average “asked” price of Pubco’s Common Stock is less than $5.00 per share, then you may sell a maximum of 25,000 Pubco Shares during each three- month interval. From 24 months, and at each subsequent three-month interval thereafter, you will be permitted to sell up to the greater of (i) 12.5% or (ii) 25,000 shares of your Initial

Holdings during each three-month interval regardless of the trading price of Pubco’s Common Stock. To the extent that you do not sell Pubco Shares during a three-month interval during which sales are permitted as described in this paragraph, the lock-up restrictions with respect to the Pubco Shares that could have been sold during such period will cease to be in effect. This agreement and all restrictions on your ability to sell Pubco Shares set forth herein shall terminate on the date that is 36 months following the closing date of the Funding Transactions.

If Pubco engages an underwriter or placement agent during the 12 months after the closing date of the Funding Transactions to raise a minimum of $5,000,000 through the sale of Pubco’s Common Stock and/or other equity securities, in a public offering or private placement, upon notice of commencing such public offering or private placement, all Holders of Pubco Shares subject to lock-up agreements will, if required by the underwriter or placement agent, refrain from making any sales, transfers or other dispositions in the course of such offering, but, in any event, for not more than 90 days.

Pubco, acting with the consent of its financial advisors, may waive in writing any provision of the lock-up agreements executed by Holders if and only if (i) any such waiver is simultaneously applicable to all other Pubco Shares issued to Holders, and (ii) at least five business days’ advance written notice of such waiver is provided to all Holders. In the event that a particular waiver applies to only a percentage of the Pubco Shares held by each Holder, then the percentage shall be identical for each such Holder.

Because of the importance of the lock-up to the Funding Transactions, if you fail to execute and return this lock-up agreement to the Company, you may not be entitled to include any of your Pubco Shares in the Registration Statement that the Company intends to file with the U.S. Securities and Exchange Commission following the closing of the Funding Transactions. Please note that there can be no assurance that such Registration Statement will be filed, will become effective or that any or all of your Pubco shares will be included therein.

By signing and returning this agreement, you further (i) represent and consent that you have full power and authority to enter into this lock-up agreement and that, upon request, you will execute any additional documents necessary or desirable in connection with this lock-up agreement and its enforcement; and (ii) understand that this lock-up agreement is irrevocable by you, all authority herein conferred by you or agreed to be conferred by you shall survive your death or incapacity, and any of your obligations hereunder shall be binding on you and your heirs, personal representatives, successors and assigns.

In order to enable the aforesaid covenant to be enforced, you hereby consent to the placing of a legend and/or stop-transfer order with the transfer agent of the Common Stock with respect to any of the Pubco Shares registered in your name or beneficially owned by you.

Whether the Funding Transactions actually occur depends on a number of factors. Notwithstanding the foregoing, this lock-up agreement will terminate on June 30, 2004, in the event that the Funding Transactions are not completed on or before such date.

Accordingly, to evidence your agreement to the terms hereof, please date, sign and return this lock-up agreement to the Company by courier, Federal Express or fax no later than the close of business on May __, 2004. If you return your signed lock-up agreement to the Company by fax, please promptly mail the executed copy of the lock-up agreement to the Company.

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Acknowledged and Agreed
this ___ day of ____________, 2004:

By:

Name:

Entity (if any):

Title (if Shares held by Entity):

RETURN TO THE COMPANY BY FAX: AT (203) 797-2697

-AND-

BY FEDERAL EXPRESS OR OVERNIGHT COURIER TO:

Electro Energy Inc.
30 Shelter Rock Road
Danbury, Connecticut 06840
Attention: Mr. Martin G. Klein, Chairman and CEO

Tel: (203) 797-2699
Accepted:
ELECTRO ENERGY INC.

By:

Martin G. Klein
Chairman and CEO

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